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                                                                    EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Armor Holdings, Inc. on Form S-4 of our report dated March 21, 2003, except for Notes 7 and 8, as to which the dates are March 25, 2003 and April 9, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Simula, Inc.'s ability to continue as a going concern as described in Note 1), appearing in the Annual Report on Form 10-K of Simula, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP


Phoenix, Arizona
October 27, 2003